UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 22, 2020

COGENT BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38443	46-5308248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Cambridge Park Drive, Suite 2500 Cambridge, Massachusetts	02140
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 945-5576

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value	COGT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Inducement Plan

On October 23, 2020, the board of directors (the “Board”) of Cogent Biosciences, Inc., a Delaware corporation (the “Company”), adopted the Cogent Biosciences, Inc. 2020 Inducement Plan (the “Inducement Plan”). The Board also adopted a form of non-qualified stock option agreement for use with the Inducement Plan. A total of 15,000,000 shares of common stock of the Company have been reserved for issuance under the Inducement Plan, subject to adjustment for stock dividends, stock splits, or other changes in the Company’s common stock or capital structure.

The purpose of the Inducement Plan is to secure and retain the services of eligible employees, to provide incentives for such eligible employees to exert maximum efforts for the success of the Company, and to provide such eligible employees an opportunity to benefit from increases in value of the Company’s common stock through the granting of certain stock awards. The Inducement Plan was approved by the Compensation Committee without stockholder approval pursuant to Nasdaq Stock Market Listing Rule 5635(c)(4), and is to be utilized exclusively for the grant of stock awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment with the Company) as an inducement material to such individual’s entry into employment with the Company, within the meaning of Nasdaq Listing Rule 5635(c)(4).

The Inducement Plan will be administered by the Compensation Committee of the Board. Stock awards under the Inducement Plan may only be granted by: (i) the Compensation Committee, (ii) another committee of the Board composed solely of at least two members of the Board who meet the requirements for independence under the Nasdaq Stock Market Listing Rules (the “Independent Directors”), or (iii) at the Board level by at least a majority of the Independent Directors (the foregoing subsections (i), (ii) and (iii) are collectively referred to as the “Committee”).

The Committee may choose to grant (i) nonstatutory stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock unit awards, and (v) other stock awards to eligible recipients, with each grant to be evidenced by an award agreement setting forth the terms and conditions of the grant as determined by the Committee in accordance with the terms of the Inducement Plan.

The foregoing description of the Inducement Plan and plan documents does not purport to be complete and is qualified in its entirety by reference to the complete text of the Inducement Plan and form of award agreement thereunder, filed as Exhibit 10.1 to this Current Report on Form 8-K.

Resignation of current Chief Executive Officer, President, Principal Executive Officer and Director

On October 26, 2020, the Company announced that, on October 22, 2020, Charles Wilson, Ph.D. resigned from his positions as Chief Executive Officer, President, and Principal Executive Officer of the Company, effective as of October 23, 2020, subject to a transition period from October 23, 2020 until October 30, 2020 (the “Separation Date”). Dr. Wilson’s resignation did not result from a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Wilson also resigned as a director of the Company effective as of October 23, 2020.

In connection with Dr. Wilson’s departure, the Company and Dr. Wilson have entered into a Separation Agreement effective as of October 23, 2020 (the “Separation Agreement”). Pursuant to the Separation Agreement, in exchange for granting and not revoking a customary release agreement after the Separation Date, Dr. Wilson will be entitled to receive (i) severance pay in an amount equal $860,737.50, payable in substantially equal installments in accordance with the Company’s payroll practice over eighteen months, provided that Dr. Wilson has not breached any of his continuing obligations, (ii) an amount equal to 150% of his target bonus, which equates to $430,368.75, payable in substantially equal installments in accordance with the Company’s payroll practice over eighteen months and (iii) reimbursement of COBRA premiums for health benefit coverage for up to eighteen months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Dr. Wilson had he remained employed with the Company. Additionally, all equity awards held by Dr. Wilson will become vested and exercisable or non-forfeitable as of the Separation Date.

The foregoing description of the separation agreement with Dr. Wilson is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Appointment of new Chief Executive Officer, Principal Executive Officer, and Director

On October 23, 2020, the Board appointed Andrew Robbins as the Company’s Chief Executive Officer, President, and Principal Executive Officer, effective as of October 23, 2020 (the “Commencement Date”). Additionally, the Board appointed Mr. Robbins as a Class III director of the Company, effective as of October 23, 2020. As a Class III director, Mr. Robbins will stand for election at the Company’s 2021 Annual Meeting of Stockholders.

Mr. Robbins is an accomplished executive with extensive commercial, development and strategic leadership experience during a 20-year career in the pharmaceutical industry, with a specific focus on oncology and hematology products. Prior to joining the Company, Mr. Robbins served as Chief Operating Officer at Array BioPharma Inc., a pharmaceutical company, from March 2015 through its acquisition by Pfizer Inc., a pharmaceutical company, in July 2019, after serving as its Senior Vice President, Commercial Operations from July 2012 to March 2015. From January 2007 to July 2012, Mr. Robbins held management positions at Hospira, Inc., a pharmaceutical and medical device company, including General Manager and Vice President of the U.S. Alternate Site business unit and Vice President of Corporate Development. Prior to Hospira, Mr. Robbins held commercial and leadership positions within Pfizer’s oncology unit. Additionally, Mr. Robbins currently serves on the Board of Directors for Harpoon Therapeutics (Nasdaq: HARP) and Turmeric Acquisition Corporation (Nasdaq: TMPMU). Mr. Robbins holds an MBA from the Kellogg School of Management, Northwestern University and a bachelor’s degree from Swarthmore College.

Mr. Robbins’s employment agreement provides for “at will” employment. Pursuant to the terms of his employment agreement, Mr. Robbins is entitled to an annual base salary of $575,000. Mr. Robbins is also eligible for annual incentive compensation targeted at 60% of his base salary. Pursuant to the terms of his employment agreement, and as approved by the Board on October 23, 2020 (the “Grant Date”), Mr. Robbins was granted a non-qualified stock option “inducement award” to purchase 7,442,421 shares of the Company’s common stock pursuant to the terms of a stock option award agreement (the “New Hire Option”) under the Inducement Plan as an inducement material to Mr. Robbins becoming an employee of the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The New Hire Option has a ten-year term and vests as to 25% of the shares underlying the stock option on the first anniversary of the Grant Date and as to the remaining 75% of the shares underlying the stock option in equal monthly installments over the 36 months thereafter. The New Hire Option granted to Mr. Robbins has an exercise price per share equal to the closing price of the Company’s common stock on the grant date. Additionally, Mr. Robbins may be eligible to receive certain subsequent incentive equity compensation subject to the attainment of certain performance metrics and subject to final approval by the Board.

Mr. Robbins is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans. Pursuant to the terms of his employment agreement, if Mr. Robbins’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Robbins for good reason (as defined in his employment agreement), Mr. Robbins will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination, and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Mr. Robbins’s execution of a release of potential claims against the Company, Mr. Robbins will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for 12 months for medical and dental benefits or Mr. Robbins’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to 100% of Mr. Robbins’s target bonus for the then-current year, and (iv) acceleration of vesting on any time-based options in which Mr. Robbins would have vested if he had remained employed for an additional 12 months. However, in the event that Mr. Robbins’s employment is terminated by the Company without cause, or Mr. Robbins terminates his employment with the Company for good reason, in either case for a period of 90 days prior to or 12 months following the occurrence of a change in control (as defined in his employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Mr. Robbins’s execution of a release of potential claims against the Company, Mr. Robbins will be entitled to receive: (i) a lump sum in cash in an amount equal to 18 months of base salary, (ii) a lump sum in cash in an amount equal to 150% of Mr. Robbins’s target bonus for the then-current year, (iii) a monthly cash payment for 18 months for medical and dental benefits or Mr. Robbins’s COBRA health continuation period, whichever ends earlier, and (iv) acceleration of vesting on any options.

In connection with Mr. Robbins’s appointment as Chief Executive Officer and President, Mr. Robbins will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-223414) filed with the Securities and Exchange Commission on March 19, 2018. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Robbins for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our officers. In addition, Mr. Robbins entered into a Confidentiality and IP Assignment Agreement that applies during the term of Mr. Robbins’s employment and for one year thereafter.

Mr. Robbins has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Robbins and any other person pursuant to which he was appointed as an officer of the Company.

The foregoing description of the offer letter with Mr. Robbins is qualified in its entirety by reference to the complete text of such agreement, which the Company intends to file with the Securities and Exchange Commission (“SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Item 7.01	Regulation FD Disclosure.

On October 26, 2020, the Company issued a press release announcing the changes to the leadership team. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

The information in this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Cogent Biosciences, Inc. 2020 Inducement Plan and form of option award agreement thereunder.

10.2	Separation Agreement entered into on October 22, 2020 by and between Cogent Biosciences, Inc. and Charles Wilson.

99.1	Press release issued by Cogent Biosciences, Inc. on October 26, 2020, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2020	COGENT BIOSCIENCES, INC.

	By:	/s/ John Green
John Green
Chief Financial Officer